  EXHIBIT 99.1
Cellular Biomedicine Group Awarded $2.29 Million Grant from the California Institute for Regenerative Medicine (CIRM) to Fund AlloJoinTM Allogeneic Stem Cell Therapy for Knee Osteoarthritis (KOA) in the U.S.
SHANGHAI, China and CUPERTINO, Calif., Feb. 27, 2017 — Cellular Biomedicine Group Inc. (“CBMG” or the “Company”), a clinical-stage biopharmaceutical firm engaged in the development of effective immunotherapies for cancer and stem cell therapies for degenerative diseases, announced today that the governing Board of the California Institute for Regenerative Medicine (CIRM), California's stem cell agency, has awarded the Company $2.29 million to support pre-clinical studies of AlloJoinTM, CBMG’s “Off-the-Shelf” Allogeneic Human Adipose-derived Mesenchymal Stem Cells for the treatment of Knee Osteoarthritis in the United States.
While CBMG recently commenced two Phase I human clinical trials in China using CAR-T to treat relapsed/refractory CD19+ B-cell Acute Lymphoblastic Leukemia (ALL) and Refractory Diffuse Large B-cell Lymphoma (DLBCL) as well as an ongoing Phase I trial in China for AlloJoinTM in Knee Osteoarthritis (KOA), this latest announcement represents CBMG’s initial entrance into the United States for its “off-the-shelf” allogeneic stem cell candidate AlloJoinTM.
 The $2.29 million was granted under the CIRM 2.0 program, a comprehensive collaborative initiative designed to accelerate the development of stem cell-based treatments for people with unmet medical needs. After the award, CIRM will be a more active partner with its recipients to further increase the likelihood of clinical success and help advance a pre-clinical applicant’s research along a funding pipeline towards clinical trials. CBMG’s KOA pre-clinical program is considered late-stage, and therefore it meets CIRM 2.0’s intent to accelerate support for clinical stage development for identified candidates of stem cell treatments that demonstrate scientific excellence.
"We are deeply appreciative to CIRM for their support and validation of the therapeutic potential of our KOA therapy,” said Tony (Bizuo) Liu, Chief Executive Officer of CBMG. “We thank Dr. C. Thomas Vangsness, Jr., in the Department of Orthopaedic Surgery at the Keck School of Medicine of the University of Southern California and Dr. Qing Liu-Michael at the Broad Center for Regenerative Medicine and Stem Cell Research at USC, who helped significantly with the grant application process. The CIRM grant is the first step in bringing our allogeneic human adipose-derived mesenchymal stem cell treatment for knee osteoarthritis (AlloJoinTM) to the U.S. market.
Our AlloJoinTM program has previously undergone extensive manufacturing development and pre-clinical studies and is undergoing a Phase I clinical trial in China. In order to demonstrate comparability with cell banks previously produced in China for our U.S. IND filing, we are addressing the pre-clinical answers required for the FDA. With the funds provided by CIRM, we will replicate and validate the manufacturing process and control system at the cGMP facility located at Children’s Hospital Los Angeles to support the filing of an IND with the FDA. The outcome of this grant will enable us to have qualified final cell products ready to use in a Phase I clinical trial with Dr. Vangsness as the Principal Investigator and the Keck School of Medicine of USC as a trial site. Dr. Vangsness is familiar with both stem cell biology and KOA, and has led the only randomized double-blind human clinical study to investigate expanded allogeneic mesenchymal stem cells to date. Our endeavor in the U.S. market will further strengthen our commercialization pipeline.”

CBMG recently announced promising interim 3-month safety data from its Phase I clinical trial in China for AlloJoinTM, its off-the-shelf allogeneic stem cell therapy for KOA. The trial is on schedule to be completed by the third quarter of 2017.
About CIRM
At CIRM, we never forget that we were created by the people of California to accelerate stem cell treatments to patients with unmet medical needs, and to act with a sense of urgency commensurate with that mission. To meet this challenge, our team of highly trained and experienced professionals actively partners with both academia and industry in a hands-on, entrepreneurial environment to fast track the development of today's most promising stem cell technologies.
With $3 billion in funding and over 280 active stem cell programs in our portfolio, CIRM is the world's largest institution dedicated to helping people by bringing the future of medicine closer to reality.
For more information, please visit www.cirm.ca.gov.
About Knee Osteoarthritis

According to the Foundation for the National Institutes of Health, there are 27 million Americans with Osteoarthritis (OA), and symptomatic Knee Osteoarthritis (KOA) occurs in 13% of persons aged 60 and older. The International Journal of Rheumatic Diseases, 2011 reports that approximately 57 million people in China suffer from KOA. Currently no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA. Current common drug-based methods of management, including anti-inflammatory medications (NSAIDs), only relieve symptoms and carry the risk of side effects. Patients with KOA suffer from compromised mobility, leading to sedentary lifestyles; doubling the risk of cardiovascular diseases, diabetes, and obesity; and increasing the risk of all causes of mortality, colon cancer, high blood pressure, osteoporosis, lipid disorders, depression and anxiety. According to the Epidemiology of Rheumatic Disease (Silman AJ, Hochberg MC. Oxford Univ. Press, 1993:257), 53% of patients with KOA will eventually become disabled.

About Cellular Biomedicine Group (CBMG)
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. Our immuno-oncology and stem cell projects are the result of research and development by CBMG’s scientists and clinicians from both China and the United States. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-looking Statements
This press release contains forward-looking statements—including descriptions of plans, strategies, trends, specific activities, investments and other non-historical facts—as defined by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently uncertain, and actual results could differ materially from those anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy (including the devaluation of the RMB by China in August 2015), and other risks detailed in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," "continue" or similar terms or their negations. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.
Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Citigate Dewe Rogerson
+1 347 481-3711
vivian.chen@citigatedr.com